Exhibit 99.1

   Natus Medical Reports Record Third Quarter Revenue and Earnings;
                Company Provides 2006 Earnings Guidance

    SAN CARLOS, Calif.--(BUSINESS WIRE)--Oct. 26, 2005--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and nine months ended September 30, 2005.
    The Company reported record third-quarter revenue of $10.6 million for the three months ended September 30, 2005, an increase of $1.6 million or 17% from $9.0 million reported in the comparable period of the previous year. The Company reported record third-quarter net income of $1.5 million or $0.08 per diluted share for the 2005 period, compared with net income of $147,000 or $0.01 per share for the comparable period in 2004.
    For the first nine months of 2005, revenue increased 17% to $30.4 million, from $26.0 million reported in the comparable period in 2004. Net income for the nine months ended September 30, 2005 was $3.7 million or $0.20 per diluted share, compared to a loss of $3.9 million, or ($0.23) loss per share reported in 2004.
    Gross margin improved to 65.4% for the three months ended September 30, 2005, compared with 57.1% for the third quarter of 2004. The gross margin for the 2005 period was favorably impacted by reductions in materials costs and by a higher margin contributed by the Company's Fischer-Zoth subsidiary that was acquired on September 28, 2004.
    For the three months ended September 30, 2005 operating expenses increased approximately 19% to $5.6 million, compared with $4.7 million for the third quarter of 2004. Costs associated with the operations of the Company's Fischer-Zoth subsidiary and ongoing costs of complying with the Sarbanes-Oxley Act contributed to an approximate $1.4 million increase in operating costs. The increase was partially offset by $550,000 for acquired in-process research and development recorded in the third quarter of 2004 that did not recur in 2005. Taken together, these factors led to an approximate $880,000 increase in operating expenses in the 2005 period.
    As of September 30, 2005, the Company reported cash, cash equivalents and short-term investments of $41.8 million, representing an increase of approximately $6.1 million from the corresponding amount at December 31, 2004. Additionally, the Company reported stockholders' equity of $56.8 million and working capital of $45.6 million as of September 30, 2005.
    "We are extremely pleased with our results for the third quarter," said Jim Hawkins, President and Chief Executive Officer of Natus Medical. "The acquisition of Fischer-Zoth contributed to our improved gross profit on a quarter-over-quarter basis, and much of the increase in our operating expenses was related to their operations. We are also pleased that our operating margin was consistent with our plan."
    "2005 continues to be a great year for Natus as we have shown consistent growth, improving gross profits, and increased profitability. Even with these excellent results, we can't help but look ahead to 2006 anticipating the acquisition of Bio-logic Systems. We believe this acquisition will allow Natus to expand into new markets and strengthen our presence in existing markets, while achieving synergies that should result in increased earnings," Hawkins added.

    Financial Guidance

    The Company updated financial guidance for 2005. The Company expects to report earnings per diluted share of $0.31 to $0.32 on revenue of $42.2 to $42.5 million in 2005. This compares to a loss per share of $0.17 on revenue of $36.5 million reported last year. Natus had previously said it expected to earn $0.30 to $0.33 per diluted share in 2005 on revenue of $41.6 to $43.0 million.
    For 2006, the Company expects to report diluted earnings per share of $0.48 to $0.50 on revenue of $78 to $80 million. These expected results assume the Company completes its acquisition of Bio-logic Systems in early January 2006. Additionally, the Company expects that its effective tax rate will rise to 15% in 2006. The estimates of earnings per share do not include any one-time charges associated with the acquisition of Bio-logic Systems or the impact of expensing employee stock options. The Company is continuing to evaluate the impact of expensing employee stock options, which it will be required to do under Financial Accounting Standards Board Statement No. 123R, "Share-Based Payment" beginning with its first quarterly period in 2006.

    Conference Call

    Natus has scheduled an investor conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today. Individuals interested in listening to the conference call may do so by dialing
(800) 638-5439 for domestic callers, or (617) 614-3945 for
international callers, and entering reservation code 43201867. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 94594612.
    The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

    About Natus Medical

    Natus develops, manufactures, and markets products for the detection, treatment, monitoring, and tracking of common disorders in newborns and children. Natus products are marketed under well-recognized brand names such as ALGO(R), Neometrics(TM), Echo-Screen(R), and neoBLUE(R). Headquartered in San Carlos, California, Natus markets and sells its products worldwide through a direct sales force in the U.S. and the U.K., and through distributors in over 80 other countries. Additional information about Natus Medical can be found at www.natus.com.

    This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the full-year 2005 as well as for the fourth quarter of 2005, anticipated revenue and profitability for the full-year 2006, and expectations regarding future expansion into new markets and increased earnings resulting from the acquisition of Bio-logic Systems. These statements relate to future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.
    More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.


              NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                 (in thousands, except share amounts)

                                            September 30, December 31,
                                                2005          2004

ASSETS
Current assets:
  Cash and equivalents                      $     28,167   $   16,239
  Short-term investments                          13,647       19,504
  Accounts receivable, net of allowance
   for doubtful accounts of $ 449 in
   2005 and $472 in 2004                           5,879        6,640
  Inventories                                      3,888        4,347
  Prepaid expenses and other current assets          465          625
    Total current assets                          52,046       47,355

Property and equipment, net                        2,293        2,503
Goodwill, intangibles, and other assets            8,868        9,399
    Total assets                            $     63,207   $   59,257

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable                          $      1,676   $    1,947
  Accrued liabilities                              4,415        4,303
  Deferred revenues                                  317          279
    Total liabilities                              6,408        6,529

Commitments and contingencies

Stockholders' equity:
  Common stock, $0.001 par value,
   120,000,000 shares authorized; shares
   issued and outstanding: 17,309,099 in
   2005 and 17,140,339 in 2004                    90,133       89,373
  Accumulated deficit                            (33,213)     (36,902)
  Accumulated other comprehensive income            (121)         257
    Total stockholders' equity                    56,799       52,728

    Total liabilities and
     stockholders' equity                   $     63,207   $   59,257


              NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                               Three Months Ended   Nine Months Ended
                              September  September September September
                                 2005       2004      2005      2004

Revenue                       $  10,551  $  9,011  $ 30,422  $ 25,980
Cost of revenue                   3,645     3,864    11,435    11,370
  Gross profit                    6,906     5,147    18,987    14,610

Operating expenses:
  Marketing and selling           2,916     2,318     8,355     8,399
  Research and development        1,162       670     3,233     2,648
  General and administrative      1,521     1,180     4,071     5,204
  Restructuring cost                  -         -         -       776
  Acquired IPR&D                      -       550         -       550
    Total operating expenses      5,599     4,718    15,659    17,577

Income (loss) from operations     1,307       429     3,328    (2,967)

Other income/(expense):
  Interest income                   314       117       750       313
  Interest expense                    -         -         -        (3)
  Other income, net                   5       (29)       37      (130)
    Total other
     income/(expense)               319        88       787       180

Income (loss) before
 provision for income tax         1,626       517     4,115    (2,787)

Provision for income tax            111        65       426        66

Income (loss) from continuing
 operations                       1,515       452     3,689    (2,853)

Discontinued operations               -      (305)        -    (1,072)

Net income (loss)             $   1,515  $    147  $  3,689  $ (3,925)

Earnings (loss) per share:
  Basic:
    Continuing operations     $    0.09  $   0.03  $   0.21  $  (0.17)
    Discontinued operations   $       -  $  (0.02) $      -  $  (0.06)
    Net income (loss)         $    0.09  $   0.01  $   0.21  $  (0.23)

  Diluted:
    Continuing operations     $    0.08  $   0.03  $   0.20  $  (0.17)
    Discontinued operations   $       -  $  (0.02) $      -  $  (0.06)
    Net income (loss)         $    0.08  $   0.01  $   0.20  $  (0.23)

Weighted-average shares used
 to compute
  Basic earnings per share       17,292    17,011    17,224    16,740
  Diluted earnings per share     18,877    17,899    18,574    16,740


              NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
 RECONCILIATION OF TOTAL OPERATING EXPENSE CALCULATION EXCLUDING IPR&D
                            (in thousands)

                               Three Months Ended   Nine Months Ended
                               Sept 30,  Sept 30,   Sept 30,  Sept 30,
                                 2005      2004       2005      2004

Total operating expenses      $   5,599  $  4,718  $  15,659  $17,577

NON-GAAP ADJUSTMENT:
  Exclude acquired in-process
   research and development           -       550          -      550

Pro-forma operating expenses
 excluding acquired in-
 process research and
 development                  $   5,599  $  4,168  $  15,659  $17,027

    CONTACT: Natus Medical Incorporated
             Steven J. Murphy, 650-802-0400
             InvestorRelations@Natus.com